EXHIBIT 1.1

                       Translated from the Hebrew Original

                            COMPANY LIMITED BY SHARES

                            MEMORANDUM OF ASSOCIATION

                                OF METALINK LTD.

                  AMENDED AND RESTATED AS OF FEBRUARY 22, 2010

1.   NAME OF THE COMPANY: METALINK LTD.

2.   THE OBJECTS FOR WHICH THE COMPANY HAS BEEN ESTABLISHED ARE:

     a) To initiate, set up, found, develop, acquire, hold, operate and manage a business of development, planning, production and marketing of transmission devices in various communications systems.

     b) Without prejudice to or derogating from that stated above, the Company shall be a corporation, fit for any right, obligation and legal act, and shall be permitted and entitled to engage in any business or matter as the company shall resolve upon.

3.   THE LIABILITY OF THE MEMBERS: The liability of the members is limited.

4.   SHARE CAPITAL:

     a) The share capital of the company is NIS 5,000,000 divided into 5,000,000 Ordinary A Shares of a nominal value of NIS 1.0 each.

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     b) The rights attached to the shares of the Company of any class may be modified pursuant to the manner and the form determined in the Articles of Association of the Company, provided that the holders of all the classes of shares whose rights are sought to be modified shall pass a special resolution in respect of the said modification.

     c) Permission is reserved to the Company to add and to remove shares of the Company by passing a special resolution and to remove shares of any class, including shares with various, special, deferred and additional rights, provided that the removal of shares which may prejudice or derogate from the rights attached to the shares shall require a special resolution passed by the holders of all the classes of shares.

     d) That stated in section (b) above and in this section may be modified by the passing of a special resolution, provided that the holders of all the classes of existing shares shall pass a special resolution concerning the said modification.

     e) The Company shall be entitled to become a public company and to revert to being a private company, in accordance with the provisions of the law which shall exist at the time that such a change shall be discussed.

5.   CHANGING THE MEMORANDUM

It is possible to change this Memorandum of Understanding by a shareholders resolution adopted in a General Meeting of the Company by a simple majority of shareholders who are entitled to vote, in person or represented by proxy.

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